Exhibit 99.1

Contact: Tyler H. Rose	FOR RELEASE: July 5, 2011

Executive Vice President

and Chief Financial Officer

(310) 481-8484

or

Michelle Ngo

Vice President

and Treasurer

(310) 481-8581

KILROY REALTY, L.P. ANNOUNCES CLOSING OF $325.0 MILLION OF

4.800% SENIOR UNSECURED NOTES DUE 2018

LOS ANGELES, July 5, 2011 – Kilroy Realty Corporation (NYSE:KRC) today announced that its operating partnership, Kilroy Realty, L.P., has completed a registered public offering of $325.0 million aggregate principal amount of 4.800% senior unsecured notes due 2018 (the “Notes”). The Notes are guaranteed by Kilroy Realty Corporation on a senior unsecured basis. The Notes pay interest semi-annually at a rate of 4.800% per annum and mature on July 15, 2018. J.P. Morgan, Barclays Capital, BofA Merrill Lynch and Wells Fargo Securities acted as joint book-running managers.

Net proceeds from the offering were approximately $321.4 million, after deducting underwriters’ discounts and estimated expenses. The operating partnership intends to use the net proceeds from the offering of the Notes for general corporate purposes, including the acquisition of properties or the repayment of outstanding debt, including borrowings under its unsecured revolving credit facility.

This offering was made pursuant to an effective shelf registration statement and prospectus and related prospectus supplement filed by Kilroy Realty, L.P. with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Copies of the prospectus supplement and related prospectus for this offering may be obtained by contacting J.P. Morgan, 383 Madison Avenue, New York, NY 10179, Attention: High Grade Syndicate Desk – 3rd floor, telephone (212) 834-4533; Barclays Capital, c/o Broadbridge Integrated Distribution Services, 1155 Long Island Ave., Edgewood, NY 11717, telephone (888) 603-5847 or by emailing a request to barclaysprospectus@broadbridge.com; Merrill Lynch, Pierce, Fenner & Smith Incorporated, 100 West 33rd Street, 3rd Floor, New York, NY 10001, Attention: Prospectus Department, telephone (800) 294-1322 or by e-mailing a request to dg.prospectus_requests@baml.com; or Wells Fargo Securities 1525 West W.T. Harris Boulevard, NC0675, Charlotte, NC 28262, Attention: Capital Markets Client Support, telephone (800) 326-5897, or by emailing a request to cmClientsupport@wachovia.com.

Some of the information presented in this release is forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Although Kilroy Realty Corporation believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. For forward-looking statements herein, Kilroy Realty Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Kilroy Realty Corporation assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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